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EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders' of Epiphany, Inc.

        We have audited the accompanying consolidated balance sheets of Epiphany, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Epiphany, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Francisco, California
March 9, 2005

EPIPHANY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except per share amounts)
Current assets:
Cash and cash equivalents	$18,080	$30,468
Investments in marketable securities	131,090	127,112
Accounts receivable, net of allowance for doubtful accounts of $1,108 and $1,609	11,677	10,688
Prepaid expenses and other current assets	4,849	5,825
Short-term restricted cash and investments	266	726

Total current assets	165,962	174,819
Long-term investments	96,404	105,171
Long-term restricted cash and investments	5,432	7,274
Property and equipment, net	4,621	6,710
Goodwill, net	81,499	81,499
Purchased intangibles, net	—	679
Other assets	301	847

	$354,219	$376,999

Current liabilities:
Accounts payable	$1,194	$1,367
Accrued compensation	5,850	8,536
Accrued other	7,186	8,081
Current portion of restructuring costs	5,532	7,215
Deferred revenue	14,011	19,157

Total current liabilities	33,773	44,356
Restructuring costs, net of current portion	15,904	20,489
Other long-term liabilities	232	185

Total liabilities	49,909	65,030

Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.0001 par value; Authorized—25,000 shares; None issued and outstanding	—	—
Common stock, $0.0001 par value; Authorized—500,000 shares; Issued and outstanding—76,924 and 74,722 shares as of December 31, 2004 and 2003	7	7
Additional paid-in capital	3,831,571	3,822,361
Accumulated other comprehensive income (loss)	(2,230)	(683)
Deferred compensation	(1,166)	—
Accumulated deficit	(3,523,872)	(3,509,716)

Total stockholders' equity	304,310	311,969

	$354,219	$376,999

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003
	(In thousands, except per share amounts)
Revenues:
Product license	$28,483	$43,505
Services	20,391	24,108
Maintenance	30,419	28,519

	79,293	96,132

Cost of revenues:
Product license	1,566	1,557
Services	16,406	23,079
Maintenance	5,685	5,746
Amortization of purchased technology	679	4,808

	24,336	35,190

Gross profit	54,957	60,942

Operating expenses:
Research and development	25,456	31,471
Sales and marketing	34,907	43,208
General and administrative	12,360	10,985
Restructuring charges	579	3,929
Amortization of purchased intangibles	—	261
Stock-based compensation	60	55

Total operating expenses	73,362	89,909

Loss from operations	(18,405)	(28,967)

Other income, net	4,417	5,249

Net loss before provision for taxes	(13,988)	(23,718)

Provision for taxes	168	526

Net loss	$(14,156)	$(24,244)

Basic and diluted net loss per share	$(0.19)	$(0.33)

Shares used in computing basic and diluted net loss per share	75,818	73,499

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

	Common Stock				Accumulated Other Comprehensive Income(Loss)
			Additional Paid-in Capital	Stockholders' Notes Receivable		Deferred Compensation	Accumulated Deficit	Total Stockholders' Equity	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2002	72,820	$7	$3,815,216	$(556)	$296	$(109)	$(3,485,472)	$329,382
Exercise of common stock options	755	—	3,290	—	—	—	—	3,290	—
Issuance of common stock under employee stock purchase plan	1,148	—	3,947	—	—	—	—	3,947	—
Repurchase of stock	(1)	—	(38)	—	—	—	—	(38)	—
Payments received on notes receivable	—	—	—	556	—	—	—	556	—
Deferred stock compensation	—	—	(54)	—	—	—	—	(54)	—
Amortization of deferred stock compensation	—	—	—	—	—	109	—	109	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	(737)	—	—	(737)	(737)
Unrealized loss on investments	—	—	—	—	(242)	—	—	(242)	(242)
Net loss	—	—	—	—	—	—	(24,244)	(24,244)	(24,244)

Total comprehensive loss									$(25,223)

Balance at December 31, 2003	74,722	$7	$3,822,361	$—	$(683)	$—	$(3,509,716)	$311,969

Exercise of common stock options	858	—	4,276	—	—	—	—	4,276	—
Issuance of common stock under employee stock purchase plan	1,059	—	3,708	—	—	—	—	3,708	—
Issuance of restricted common stock	285	—	1,226	—	—	(1,226)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	60	—	60	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	31	—	—	31	31
Unrealized loss on investments	—	—	—	—	(1,578)	—	—	(1,578)	(1,578)
Net loss	—	—	—	—	—	—	(14,156)	(14,156)	(14,156)

Total comprehensive loss									$(15,703)

Balance at December 31, 2004	76,924	$7	$3,831,571	$—	$(2,230)	$(1,166)	$(3,523,872)	$304,310

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
	(In thousands)
Cash flows from operating activities:
Net loss	$(14,156)	$(24,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,929	6,769
Loss on disposal of fixed assets	127	409
Amortization of purchased intangibles	679	5,069
Stock-based compensation	60	55
Non-cash restructuring charge	—	301
Changes in operating assets and liabilities
Accounts receivable	(989)	(3,836)
Prepaid expenses and other assets	1,522	3,270
Accounts payable	(173)	(1,050)
Accrued liabilities	(3,534)	(1,038)
Restructuring costs	(6,268)	(5,242)
Deferred revenue	(5,146)	(1,369)

Net cash used in operating activities	(23,949)	(20,906)

Cash flows from investing activities:
Purchases of property and equipment	(1,967)	(1,920)
Restricted cash	2,302	1,175
Proceeds from the maturities of investments	294,621	196,022
Purchases of investments	(291,411)	(199,000)

Net cash provided by (used in) investing activities	3,545	(3,723)

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(156)
Repayments on stockholders' notes receivable	—	556
Issuance of common stock, net of repurchases	7,985	7,199

Net cash provided by financing activities	7,985	7,599
Effect of foreign currency translation	31	(737)

Net decrease in cash and cash equivalents	(12,388)	(17,767)
Cash and cash equivalents at beginning of year	30,468	48,235

Cash and cash equivalents at end of year	$18,080	$30,468

Supplemental cash flow information:
Cash paid for interest	$—	$94

Unrealized loss on available for sale securities	$(1,578)	$(242)

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations

        Epiphany, Inc. ("Epiphany" or the "Company"), was incorporated in Delaware in November 1996. The Company develops, markets and licenses the Epiphany® E6™ software suite, an integrated set of customer relationship management, or CRM, software products. These CRM products are used by large companies to better manage their customer relationships by optimizing marketing, sales and customer service business interaction processes. A key strength of the E6 software suite is its integration of analytical CRM with operational CRM. The Company's analytical CRM capabilities analyze large volumes of customer data to optimize marketing campaigns and customer interactions. The Company's operational CRM capabilities automate customer-related business processes, such as customer service or sales processes, across a variety of communications and distribution channels. Companies deploy our software products separately or as an integrated suite to solve specific business problems. The Company's worldwide headquarters is in San Mateo, California. Epiphany has regional domestic offices in the United States, as well as international offices in Europe, Canada and Latin America.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Epiphany, Inc. and its subsidiaries. As of December 31, 2004, the Company holds an ownership percentage of 100% for all subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

        Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect reported assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and reported expenses during the reporting period. Actual results in these particular areas could differ from those estimates.

Reclassification

        Maintenance revenues and maintenance cost of revenues have been shown separately in the Consolidated Statements of Operations. These amounts were previously included in services revenues and services cost of revenues. Prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. The Company translates the assets and liabilities of non-U.S. functional currency subsidiaries into dollars at the current rates of exchange in effect as of the balance sheet date. Revenues and expenses are translated using average exchange rates during each reporting period. Gains and losses from translation adjustments are included in stockholders' equity in the consolidated balance sheet caption "Accumulated other comprehensive income (loss)." Currency transaction gains or losses, derived on monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and have not been significant to the Company's operating results in any period. The effect of foreign currency rate changes on cash and cash equivalents has not been significant in any period.

Impairment of Long-Lived Assets

        The Company evaluates long-lived assets for impairment on a periodic basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        Acquired goodwill and other intangible assets with indefinite useful lives are subject to impairment tests on an annual basis, and on an interim basis in certain circumstances. The Company operates under one report unit as defined under SFAS No. 142 and assesses the recoverability of these assets by estimating their fair values which are based, in part, on estimated discounted future cash flows from these assets and, in part, on the Company's market capitalization on the date we perform the impairment test. The Company completed annual impairment tests during the fourth quarter of 2004 and 2003, which did not result in an impairment charge.

Cash Equivalents, Investments in Marketable Securities and Long-Term Investments

        The Company considers all highly liquid investments with a maturity of 90 days or less from the date of purchase to be cash equivalents. The Company has classified its short-term and long-term investments as "available for sale." Investments in marketable securities generally consist of highly liquid securities that the Company intends to hold for more than 90 days but less than 1 year. Long-term investments generally consist of securities that the Company intends to hold for more than one year. Such investments are carried at fair value with unrealized gains and losses reported, net of tax, as other comprehensive income (loss) in stockholders' equity. The Company periodically reviews these investments for other-than-temporary impairments. Realized gains and losses and declines in value which are determined to be other-than-temporary on available-for-sale securities are included in other income, net and are derived using the specific identification method for determining the cost of securities. From time to time, we are required to obtain letters of credit that serve as collateral for our obligations to third parties under facility lease agreements. These letters of credit are secured by cash and cash equivalents. See further discussion in Note 3, Financial Statement Details.

Accounts Receivable and Deferred Revenue

        Accounts receivable consists of amounts due from customers for which revenue has been recognized. Deferred revenue consists of amounts received from customers for which revenue has not been recognized. Deferred license revenue is recognized upon delivery of our product, as services are rendered or as other requirements requiring deferral are satisfied. Deferred maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year, and deferred professional services revenue is recognized as services are rendered or as other requirements requiring deferral are satisfied. Deferred license revenues were $2.4 million and $4.5 million as of December 31, 2004 and 2003, respectively. The remaining deferred revenue balance was comprised primarily of deferred maintenance revenues.

Allowances for Doubtful Accounts

        We evaluate the collectability of our accounts receivable based on a combination of factors. When we believe a collectability issue exists with respect to a specific receivable, we record an allowance to reduce that receivable to the amount that we believe to be collectable. For all other receivables, we record an allowance based on an assessment of the aging of such receivables, our historical experience with bad debts and the general economic environment.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives. The estimated useful lives for computer software and equipment is three years, furniture and fixtures is five years and leasehold improvements range from the shorter of five years or applicable lease term. Depreciation expense is included in operating expenses and cost of revenues based on how the assets are utilized.

Fair Value of Financial Instruments, Concentration of Credit Risk and Significant Customers

        The carrying value of the Company's financial instruments, including cash and cash equivalents, investments and accounts receivable approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of investments in debt securities and trade accounts receivable. Management believes the financial risks associated with these financial instruments are not significant. The Company invests its cash and investments in government sponsored enterprises, auction rate municipal securities, corporate debt rated A1/P1 or higher and money market instruments.

        The Company's customer base consists of businesses in Europe, Latin America and North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential credit losses. Historically, such reserves have been adequate to cover the actual losses incurred. No individual customer accounted for more than 10% of our total revenues for the years ended December 31, 2004 or 2003. Two individual customer account receivable balances accounted for 17% and 12%, respectively, of our total accounts receivable as of December 31, 2004. One individual customer account receivable balance accounted for 13% of our total accounts receivable as of December 31, 2003.

Warranties and Indemnification

        The Company generally provides a warranty for its software products and services to its customers and accounts for its warranties under the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS No. 5"). The Company's products are generally warranted to perform substantially as described in the associated product documentation for a period of one year. The Company's services are generally warranted to be performed consistent with industry standards for a period of ninety days from delivery. In the event there is a failure of such warranties, the Company generally is obligated to correct the product or service to conform to the warranty provision or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service. The Company has not provided for a warranty accrual as of December 31, 2004 or 2003. To date, the Company's product warranty expense has not been significant.

        The Company generally agrees to indemnify its customers against legal claims that the Company's software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS No. 5. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company's expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, the Company agrees to modify or replace the infringing product, or, if those options are not reasonably possible, to refund the cost of the software, typically pro-rated over a five-year period. To date, the Company has not been required to make any payment resulting from infringement claims asserted against our customers. As such, the Company has not provided for an infringement accrual as of December 31, 2004 or December 31, 2003 and has not deferred revenue recognition on license agreements which provide for a pro-rated refund.

        During the quarter ended September 30, 2003, the Company sold all of the outstanding capital stock of its Japanese subsidiary, E.piphany Software, K.K. ("Epiphany Japan"), to Braxton Ltd. for approximately $4.2 million in cash. The stock purchase agreement contained customary representations, warranties and covenants of the parties, including covenants to indemnify each other in the event of a breach of warranty or representation. Claims under the indemnification covenants would be submitted within 6 months, and others within two years, from the date of closing, for a maximum of $0.7 million, and only to the extent that losses exceed 10% of the purchase price. The fair value of these indemnification provisions were not material to the Company's financial condition, results of operations or cash flows for the year ended December 31, 2004. As of December 31, 2004, no claims have been submitted under this agreement.

        The Company indemnifies its directors and officers in their capacity as such. To date, the Company has not been required to make any payment resulting from these indemnification obligations. Additionally, the fair value of these indemnification provisions was not material to the Company's financial position, results of operations or cash flows for the year ended December 31, 2004.

Software Development Costs

        Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. Epiphany defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards and credit carryforwards, when it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. Deferred tax assets and liabilities are measured using applicable tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

        Epiphany recognizes revenue under the following policies, which are in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions":

        Licenses.    Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable and collection is probable. We consider all arrangements with payment terms extending beyond six months not to be fixed or determinable, and revenue is recognized as payments become due from the customer, assuming all other revenue recognition conditions are met. If collection is not considered probable, revenue is recognized when the fee is collected. The Company uses the residual method to recognize revenue from a license arrangement with multiple elements when vendor specific objective evidence ("VSOE") of fair value exists for all the undelivered elements in the arrangement, but does not exist for one of the delivered elements in the arrangement. VSOE of the fair value of undelivered elements is based on normal pricing for those elements when sold separately. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If VSOE of fair value does not exist to allocate the total fee to all undelivered elements of the arrangement, revenue is deferred until the earlier of the time at which (1) such evidence does exist for the undelivered elements, or (2) all elements are delivered. We recognize license fees from resellers as revenue when the above criteria have been met and the reseller has sold the subject licenses through to the end-user.

        When licenses are sold together with consulting and implementation services, license fees are recognized upon delivery, provided that (1) the criteria set forth in the above paragraph have been met, (2) payment of the license fees is not dependent upon the performance of the consulting or implementation services, and (3) the services are not essential to the functionality of the software. For arrangements that do not meet the above criteria, both the product license revenues and professional services revenues are recognized under the percentage of completion contract method in accordance with the provisions of Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts" ("SOP 81-1"). To date, when the Company has been primarily responsible for the implementation of the software, services have been considered essential to the functionality of the software products and therefore license and services revenue have been recognized pursuant to SOP 81-1. The Company follows the percentage of completion method since reasonably dependable estimates of progress toward completion of a contract can be made. We estimate the percentage of completion on contracts utilizing hours incurred to date as a percentage of the total estimated hours to complete the project. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

        From time to time, our license and service arrangements include acceptance provisions. When acceptance provisions exist, we apply judgment in assessing the significance of the provision. If we determine that the likelihood of non-acceptance in these arrangements is remote, we recognize revenue once all of the criteria described above have been met. If such a determination cannot be made, revenue is recognized upon the earlier of customer acceptance or expiration of the acceptance period, provided that all of the criteria described above have been met.

        Maintenance Services.    Maintenance services include technical support and unspecified software updates to customers. Revenue derived from maintenance services is recognized ratably over the applicable maintenance term, typically one year, and is included in services revenue in the accompanying consolidated statements of operations.

        Professional, Implementation and Training Services.    Epiphany provides professional, implementation and training services to its customers. Revenue from such services is generally recognized as the services are performed, except when such services are subject to acceptance provisions, as discussed above.

        As of December 31, 2004 and 2003, $0.3 million and $1.5 million, respectively, of accounts receivable were unbilled and recognized as revenue due to services performed in advance of billings.

Advertising Costs

        The Company expenses all advertising costs as they are incurred, which totaled $1.3 million and $1.7 million during the years ended December 31, 2004 and 2003, respectively.

Stock-Based Compensation

        The Company accounts for stock issued to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and SFAS No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure." Under APB 25, compensation expense for fixed stock options is based on the difference between the fair market value of the Company's stock and the exercise price of the option on the date of grant, if any.

        The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes stock option pricing model (in thousands except per share amounts):

	Years Ended December 31,
	2004	2003
Net loss, as reported	$(14,156)	$(24,244)
Add: Stock-based employee compensation expense included in reported net loss, net of tax effects	60	55
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(15,565)	(35,008)

Pro forma net loss	$(29,661)	$(59,197)

Loss per share:
Basic and diluted—as reported	$(0.19)	$(0.33)

Basic and diluted—pro forma	$(0.39)	$(0.81)

        The fair value of each option grant and the option component of the employee stock purchase plan shares were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003
Employee Stock Option Plan
Risk-free interest rate	3.53%	3.04%
Expected life of the option (in years)	4.5	4.5
Dividend yield	—	—
Volatility	72%	79%
	2004	2003
Employee Stock Purchase Plan
Risk-free interest rate	2.1-2.6%	1.1-1.8%
Expected life of the option (in years)	0.5-2.0	0.5-2.0
Dividend yield	—	—
Volatility	63%	64%

        During the Company's application of the fair value recognition provisions of SFAS No. 123 for the year ended December 31, 2004, the Company made certain corrections to its 2003 pro forma charges. The amount was previously reported as $34,669,000 for the year ended December 31, 2003.

        The weighted average grant date fair value of options granted during 2004 and 2003 was $3.72 and $2.94, respectively.

Restructuring Charges

        The Company has recorded restructuring charges consisting primarily of: (i) lease costs related to the abandonment of leased facilities; (ii) impairment charges for the reduction in fair value of property and equipment resulting from the abandonment of leased facilities and the reduction of the Company's workforce; and (iii) severance and related employee termination costs resulting from the reduction of the Company's workforce. The Company accounts for restructuring charges in accordance with SEC Staff Accounting Bulletin No. 100 "Restructuring and Impairment Charges" ("SAB 100") as well as the additional guidance discussed below.

        Prior to January 1, 2003, the Company accounted for the costs associated with the reduction of the Company's workforce in accordance with EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). Accordingly, the Company recorded the liability related to employee termination costs when the following conditions had been met: (i) management with the appropriate level of authority approves a termination plan that commits the Company to such plan and establishes the benefits the employees will receive upon termination; (ii) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (iii) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (iv) the period of time to implement the plan does not indicate changes to the plan are likely. The termination costs recorded by the Company are not associated with, nor do they benefit, continuing activities.

        Prior to January 1, 2003, the Company accounted for costs associated with the abandonment of leased facilities in accordance with EITF Issue No. 88-10 "Costs Associated with Lease Modification or Termination" ("EITF 88-10"). Accordingly, the Company recorded the costs associated with the abandonment of a lease facility when the leased property had no substantive future use or benefit to the Company. Under EITF 88-10, the Company recorded the liability as the sum of the total remaining lease costs and related exit costs, less probable sublease income.

        In July 2002, the staff of the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit and Disposal Activities" ("SFAS 146") which revised the accounting treatment for the cost of exit and disposal activities under EITF 94-3. SFAS 146 requires companies to record exit or disposal costs when they are "incurred" and can be measured at fair value. The recorded liability will subsequently be adjusted for changes in estimated cash flows. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. The provisions of SFAS 146 were effective for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146 and the liabilities that the company previously recorded under EITF Issue No. 94-3 were not affected.

Computation of Basic and Diluted Net Loss Per Share

        Basic and diluted net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share amounts).

	Years Ended December 31,
	2004	2003
Net loss	$(14,156)	$(24,244)

Basic and diluted:
Weighted average shares of common stock outstanding	75,876	73,523
Less: Weighted average shares subject to repurchase	(58)	(24)

Weighted average shares used in computing basic and diluted net loss per common share	75,818	73,499

Basic and diluted net loss per common share	$(0.19)	$(0.33)

        The Company excludes potentially dilutive securities from its diluted net loss per share computation when their effect would be antidilutive to net loss per share amounts. The following common stock equivalents were excluded from the net loss per share computation (in thousands):

	Years Ended December 31,
	2004	2003
Options excluded due to the exercise price exceeding the average fair market value of the Company's common stock during the period	6,946	7,816
Options excluded for which the exercise price was less than the average fair market value of the Company's common stock during the period but were excluded as inclusion would decrease the Company's net loss per share	4,862	4,384
Common shares excluded resulting from common stock subject to repurchase	58	24

Total common stock equivalents excluded from diluted net loss per common share	11,866	12,224

Segment Reporting

        The Company is organized and operates as one business segment, which is responsible for the design, development, marketing and sale of software products and related services. The Company distributes its products in the United States and in foreign countries through direct sales personnel and indirect channel partners.

        The Company classifies revenues based on the country from which the applicable sales contracts originate. The following table details revenues by country (in thousands):

	Years Ended December 31,
	2004	2003
Revenues:
United States	$51,797	$66,022
United Kingdom	12,579	9,457
Rest of World	14,917	20,653

Total	$79,293	$96,132

Recent Accounting Pronouncements

Share Based Payments

        In December 2004, the Financial Accounting Standards Board (FASB) issued a revision to FASB Statement No. 123, Share-Based Payment ("FASB No. 123R") which eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires that such transactions be accounted for using a fair value method. This statement is effective on July 1, 2005 and allows companies to choose between the following methods of adoption: (i) A "modified prospective" method in which compensation cost is recognized beginning with the effective date, or (ii) A "modified retrospective" method which permits entities to restate prior period financial statements based on the amounts previously disclosed in the footnotes to the financial statements under Statement 123. This restatement may be applied to either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        Had the Company adopted FASB No. 123R in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share above.

Exchanges of Nonmonetary Assets

        On December 16, 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. Statement 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Statement 153 is effective for nonmonetary asset exchanges beginning in our second quarter of fiscal 2006. We do not expect the adoption of Statement 153 to have a material effect on our consolidated financial position, results of operations or cash flows.

Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004

        In December 2004, the FASB issued FASB Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004 ("FAS 109-2") The AJCA introduces an 85% dividends received deduction for a limited time on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. The Company is currently in a net loss position in its foreign operations and has substantial net operating losses both in the U.S. and abroad that can be used to offset taxable income for many years. As a result, we do not expect FAS 109-2 to have a material impact on the Company's financial position, results of operations or cash flows. See further discussion of the Company's income tax position in Note 8.

3. Financial Statement Details

Investments

        Cash, cash equivalents, investments in marketable securities, and long-term investments consisted of the following as of December 31, 2004 and 2003 (in thousands):

	Unrealized
	Cost	Loss	Gain	Market
December 31, 2004:
Cash and cash equivalents:
Cash	$8,732	$—	$—	$8,732
Money market funds	9,348	—	—	9,348
Corporate bonds	—	—	—	—

	$18,080	$—	$—	$18,080

Investments in marketable securities:
Auction rate securities	$49,300	$—	$—	$49,300
Commercial paper	—	—	—	—
Corporate bonds	36,435	168	—	36,267
Government notes/bonds	45,765	242	—	45,523

	$131,500	$410	$—	$131,090

Long-term investments:
Corporate bonds	$20,166	$220	$—	$19,946
Government notes/bonds	76,948	490	—	76,458

	$97,114	$710	$—	$96,404

	Unrealized
	Cost	Loss	Gain	Market
December 31, 2003:
Cash and cash equivalents:
Cash	$21,834	$—	$—	$21,834
Money market funds	5,623	—	—	5,623
Corporate bonds	3,011	—	—	3,011

	$30,468	$—	$—	$30,468

Investments in marketable securities:
Auction rate securities	$79,525	$—	$—	$79,525
Commercial paper	1,650	—	—	1,650
Corporate bonds	18,363	—	121	18,484
Government notes/bonds	27,339	—	114	27,453

	$126,877	$—	$235	$127,112

Long-term investments:
Corporate bonds	$25,374	$—	$5	$25,379
Government notes/bonds	79,640	—	152	79,792

	$105,014	$—	$157	$105,171

        Government notes/bonds consist primarily of government sponsored enterprises and include, to a lesser extent, investments in taxable municipal bonds. Investments in marketable securities include government notes/bonds and corporate bonds totaling $81.8 million and $47.6 million as of December 31, 2004 and 2003, respectively, which mature in less than one year. In addition, investments in marketable securities include auction rate securities, consisting primarily of taxable municipal bonds, of $49.3 million and $79.5 million as of December 31, 2004 and 2003, respectively. These auction rate securities have maturity dates of greater than 10 years, however, we classify them as investments in marketable securities because they have reset dates of less than 45 days and we have the ability and intent to sell them in less than one year from their purchase dates. Long-term investments of $96.4 million and $105.2 million as of December 31, 2004 and 2003, mature within two years.

        As of December 31, 2004, the Company had unrealized losses of $1.2 million on investments and restricted investments in government notes/bonds and corporate bonds. Of the $1.2 million in unrealized losses, less than $0.1 million is associated with investments that have been in a continuous unrealized loss position for 12 months or longer. The Company has the ability and intent to hold these investments until their fair value recovers, which may be at maturity. Therefore, the Company does not consider the impairment of these investments to be other-than-temporary as of December 31, 2004.

Restricted Cash and Investments

        Restricted cash consists of cash, cash equivalents and investments which serve as collateral, under letters of credit, for the Company's obligations to third parties for lease payments. Restricted investments consist of short-term and long-term government bonds. Classification of restricted cash as short-term or long-term is determined based on the expiration of the underlying lease agreement (in thousands):

	December 31,
	2004	2003
Short-term restricted cash:
Letters of credit	$266	$726
Long-term restricted cash:
Letters of credit	5,334	7,160
Bank deposits	98	114

	$5,432	$7,274

See further discussion of restricted cash in Note 6, Commitments and Contingencies.

Property and Equipment

        Property and equipment consists of the following (in thousands):

	December 31,
	2004	2003
Computer software and equipment	$18,629	$18,265
Furniture and fixtures	2,578	2,823
Leasehold improvements	4,250	4,171

	25,457	25,259
Less: Accumulated depreciation	(20,836)	(18,549)

	$4,621	$6,710

Accrued Liabilities

        Accrued compensation consists of the following (in thousands):

	December 31,
	2004	2003
Vacation	$2,266	$2,864
Commissions and bonus	2,210	3,844
Employee Stock Purchase Plan	616	789
Other	758	1,039

	$5,850	$8,536

        Other accrued liabilities consist of the following (in thousands):

	December 31,
	2004	2003
Professional services	$1,568	$1,448
Sales tax	2,380	2,548
Marketing expenses	517	768
Royalties	103	218
Third-party cost of services revenues	53	192
Other	2,565	2,907

	$7,186	$8,081

Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive income (loss), reflected in the Consolidated Statements of Stockholders' Equity and Comprehensive Loss, net of related taxes, consisted of the following (in thousands):

	December 31,
	2004	2003
Unrealized gain (loss) on investments	$(1,186)	$392
Cumulative translation adjustment	(1,044)	(1,075)

	$(2,230)	$(683)

Other Income, net

        Other income, net consists of the following (in thousands):

	December 31,
	2004	2003
Interest income	$4,623	$4,558
Other income	—	843
Interest expense	—	(94)
Other expense	(206)	(58)

	$4,417	$5,249

        Other income of $843,000 in 2003 represents income recognized pursuant to the termination of a partner agreement.

4. Acquisitions, Goodwill and Purchased Intangible Assets

Acquisitions Prior to 2003

        During 2000 the Company entered into business combinations with RightPoint Software, Inc., iLeverage Corporation, eClass Direct, Inc. and Octane Software, Inc. During 2001, the Company entered into a business combination with Moss Software, Inc. Each of these merger transactions were accounted for under the purchase method of accounting. Accordingly, we recorded goodwill and other intangible assets representing the excess of the purchase price paid over the fair value of net assets acquired. Also, during 2001 the Company acquired certain intellectual property assets of Radnet, Inc. The purchased intellectual property assets have been fully amortized as of December 31, 2004.

Purchased Intangibles

        Identifiable intangible assets with definite lives are amortized over their useful lives and are reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" when impairment indicators exist. These assets are shown as purchased intangibles on the face of the balance sheet, and are as follows (in thousands):

	December 31, 2004			December 31, 2003
	Gross Carrying Amount(1)	Accumulated Amortization	Net Balance	Gross Carrying Amount(1)	Accumulated Amortization	Net Balance
Purchased technology	$17,652	$(17,652)	$—	$17,652	$(16,973)	$679
Customer list	1,332	(1,332)	—	1,332	(1,332)	—

Total purchased intangibles	$18,984	$(18,984)	$—	$18,984	$(18,305)	$679

(1)
Gross carrying amount is presented net of an impairment charge recorded in 2001 and accumulated amortization as of the date of the impairment charge.

        Epiphany amortizes purchased intangible assets under the straight-line method over a period of 3 years. The amortization of purchased technology is recorded in cost of revenues and was $0.7 million and $4.8 million in the years ended December 31, 2004 and 2003, respectively. The amortization of customer list assets is recorded in operating expenses and was zero and $0.3 million in the years ended December 31, 2004 and 2003, respectively.

5. Restructuring

        During 2001, the Company began restructuring worldwide operations to reduce costs and improve efficiencies in response to a slower economic environment. Since that time, operations have been streamlined, sales models have changed in certain geographies and facilities have been abandoned to align the Company's cost structure to current market conditions. In accordance with SAB 100, specified activities are deemed the commencement of a separate restructuring plan in the quarter in which those activities could be specifically identified. The first plan was initiated in the quarter ended September 30, 2001 ("Plan 1"). The second plan, initiated during the quarter ended June 30, 2002, consisted of actions which were primarily supplemental to Plan 1 ("Plan 2") and a third plan was initiated during the quarter ended March 31, 2003 ("Plan 3"). Charges for these plans were based on assumptions and related estimates that were appropriate for the economic environment that existed at the time these charges were recorded. However, due to the continued deterioration of the commercial real estate market, primarily in the U.S. and the United Kingdom, we have made subsequent adjustments to the initial restructuring charges recorded under Plan 1 and Plan 2.

        The following table summarizes the restructuring accrual for the years ended December 31, 2004 and 2003 (in thousands):

	Severance and Related Charges	Impairment of Property and Equipment	Lease Costs	Other Restructuring Activities	Total

Accrued balance at December 31, 2002	26	—	32,920	—	32,946
Charges accrued during 2003—Plan 3	620	301	122	311	1,354
Adjustments to previous estimates—Plan 1	—	—	1,846	—	1,846
Adjustments to previous estimates—Plan 2	(13)	—	689	—	676
Adjustments to previous estimates—Plan 3	—	—	52	—	52
Cash payments—Plan 1	—	—	(6,580)	—	(6,580)
Cash payments—Plan 2	—	—	(1,228)	—	(1,228)
Cash payments—Plan 3	(633)	—	(117)	(311)	(1,061)
Non-cash activity—Plan 3	—	(301)	—	—	(301)

Accrued balance at December 31, 2003	—	—	27,704	—	27,704
Charges accrued during 2004—Plan 3	—	—	—	—	—
Adjustments to previous estimates—Plan 1	—	—	828	—	828
Adjustments to previous estimates—Plan 2	—	—	(164)	—	(164)
Adjustments to previous estimates—Plan 3	—	—	6	6	12
Cash payments—Plan 1	—	—	(6,264)	—	(6,264)
Cash payments—Plan 2	—	—	(642)	—	(642)
Cash payments—Plan 3	—	—	(32)	(6)	(38)
Non-cash activity—Plan 3	—	—	—	—	—

Accrued balance at December 31, 2004	—	—	21,436	—	21,436
Less: current portion	—	—	(5,532)	—	(5,532)

Restructuring costs, net of current portion	$—	$—	$15,904	$—	$15,904

        Severance and related charges primarily result from involuntary termination benefits and related payroll taxes. The impairment of property and equipment primarily relates to leasehold improvements and other property and equipment impaired as a result of the abandonment of leased facilities and the reduction of the Company's workforce. Lease costs reflect remaining operating lease obligations and brokerage fees stated at actual costs reduced by estimated sublease income. The Company calculates the estimated costs of abandoning these leased facilities, including estimated sublease costs and income, with the assistance of market information trend analyses provided by commercial real estate brokerage firms retained by the Company.

Year Ended December 31, 2003

        During 2003, the Company recorded a restructuring charge of $3.9 million, of which $1.3 million related to restructuring charges for Plan 3 and $2.6 million related to changes in estimated lease costs.

        The Company initiated Plan 3 to reduce direct sales and marketing costs in Japan, Australia and Latin America by transitioning these markets to an indirect sales model. This plan was completed during 2003 and resulted in the sale of the Company's subsidiary located in Japan, the abandonment of leased facilities in Australia and a reduction in the number of employees by 18. Of the total employee reduction, most had been engaged in sales and marketing activities. The sale of the Company's subsidiary located in Japan was completed in July 2003 when the Company sold all of the outstanding capital stock of Epiphany Software, K.K. ("Epiphany Japan") to Braxton Ltd. for approximately $4.2 million in cash. At the time of the sale, the subsidiary had $4.4 million in net assets resulting in a charge to other restructuring activities of approximately $0.2 million. Other expenses associated with the sale of the entity for $0.1 million resulted in total charges classified as "Other Restructuring Activities" of $0.3 million. Due to the continuing obligations and future cash flows expected under the distribution agreement, the sale of the subsidiary is not considered to be a discontinued operation in accordance with SFAS No. 144 ("SFAS 144"), "Accounting for the Impairment of Disposal of Long-Lived Assets."

        Adjustments to lease cost estimates of $2.6 million were recorded primarily to reflect changes in estimates associated with facilities in New York, Boston and the United Kingdom.

        The accrued liability of $27.7 million at December 31, 2003 is net of $31.2 million of estimated sublease income. Of this total sublease income, $12.7 million represents future sublease income due under non-cancelable subleases and $18.5 million represents our estimates of future sublease income on excess facilities we expect to sublease in the future.

Year Ended December 31, 2004

        For the year ended December 31, 2004, the Company recorded adjustments to previously-recorded restructuring estimates totaling $0.7 million primarily associated with facilities in Illinois, California, and the United Kingdom.

        The accrued liability of $21.4 million at December 31, 2004 is net of $28.1 million of estimated sublease income. Of this estimated sublease income, $13.1 million represents future sublease income due under non-cancelable subleases and $15.0 million represents our estimates of future sublease income on excess facilities we expect to sublease in the future. In estimating future sublease income under non-cancelable subleases, the Company evaluates the collectibility of sublease income. If the Company determines that sublease income is not collectable with respect to a particular subtenant, the Company estimates the amount of sublease income that it is likely to generate from a new subtenant. The Company then increases the restructuring accrual by an amount equal to the difference between the initially contracted amount and the estimated sublease income from the new subtenant. Our ability to generate this amount of sublease income, as well as our ability to terminate certain lease obligations at the amounts we have estimated, is highly dependent upon the existing economic conditions, particularly lease market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties. While the amount we have accrued is our best estimate, these estimates are subject to change and may require periodic adjustment as conditions change through the implementation period. If macroeconomic conditions worsen, particularly as they pertain to the commercial real estate market, we may be required to increase our estimated cost to exit certain facilities. The current estimates accrued for abandoned leases, net of anticipated sublease proceeds, are projected to be paid over their respective lease terms through 2017.

        As of December 31, 2004, the restructuring activities under Plans 1, 2 and 3 were completed. However, the Company expects additional charges under a new plan expected to begin during the first quarter of 2005. See Note 11 of Notes to Condensed Consolidated Financial Statements for further discussion regarding Subsequent Event.

6. Commitments and Contingencies

Lease Commitments

        Epiphany leases certain facilities under operating lease agreements, which expire at various dates through 2017. In addition, we expect to receive sublease income from non-cancelable subleases of excess facilities. Future minimum lease payments due and receivable under these leases as of December 31, 2004 were as follows (in thousands):

Year Ending December 31,	Lease Payments Due	Sublease Income Receivable	Total, Net

2005	$9,407	$(2,277)	$7,130
2006	6,522	(1,503)	5,019
2007	6,561	(1,429)	5,132
2008	6,655	(1,287)	5,368
2009	6,773	(1,252)	5,521
2010 and thereafter	16,975	(3,178)	13,797

	$52,893	$(10,926)	$41,967

        The net amounts shown above include operating lease commitments due under leases for abandoned facilities of $27.9 million which are accrued as restructuring costs as of December 31, 2004.

        Rent expense, excluding amounts charged to restructuring, was approximately $3.2 million and $4.6 million for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2004, all sublease income received had been included in the Company's restructuring accrual and did not reduce rent expense.

Legal Proceedings

        As of the date hereof, there is no material litigation pending against us. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition.

        The Company, two of its current officers, one of its former officers and three underwriters in its initial public offering ("IPO") were named as defendants in a consolidated shareholder lawsuit in the United States District Court for the Southern District of New York, In re E.piphany, Inc. Initial Public Offering Securities Litigation, 01-CV-6158. This is one of a number of actions coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, 21 MC 92. Plaintiffs in the coordinated proceeding have brought claims under the federal securities laws against numerous underwriters, companies, and individuals, alleging generally that defendant underwriters engaged in improper and undisclosed activities concerning the allocation of shares in the IPOs of more than 300 companies during the period from late 1998 through 2000. Specifically, among other things, the plaintiffs allege that the prospectus pursuant to which shares of Company common stock were sold in the Company's IPO contained certain false and misleading statements regarding the practices of the Company's underwriters with respect to their allocation of shares of common stock in the Company's IPO to their customers and their receipt of commissions from those customers related to such allocations, and that such statements and omissions caused the Company's post-IPO stock price to be artificially inflated. The consolidated amended complaint in the Company's case seeks unspecified damages on behalf of a purported class of purchasers of the Company's common stock between September 21, 1999 and

December 6, 2000. The court has appointed a lead plaintiff for the consolidated action. The underwriter and issuer defendants have filed motions to dismiss. These motions were denied as to all the underwriter defendants and the majority of issuer defendants including the Company. The individual defendants have been dismissed from the action without prejudice pursuant to a tolling agreement. In June 2004, a stipulation for the settlement and release of claims against the issuer defendants, including the Company, was submitted to the court. The settlement is subject to a number of conditions, including the final approval of the court. If the settlement does not occur, and litigation against the Company continues, the Company believes it has meritorious defenses and intends to defend the case vigorously.

        On February 8, 2005, New York University ("NYU") filed, but has not yet served, a complaint against the Company in the United States District Court for the Southern District of New York, alleging patent infringement. The Company believes it has meritorious defenses and intends to vigorously defend itself.

Letters of Credit

        Epiphany has entered into several letters of credit with a bank which serve as collateral for the Company's obligations to third parties for lease payments. These are secured by cash and cash equivalents and are included in restricted cash on the face of the balance sheet. Classification of restricted cash as short-term or long-term is determined based on the termination date of the underlying lease agreement irrespective of the expiration date of the letter of credit, as the Company is contractually required to maintain letters of credit during the lease term.

        The table below lists the Company's outstanding letters of credit as of December 31, 2004 (in thousands):

Date Effective	Lease Termination Date	Amount Secured
1/5/2001	10/31/2005	$266
1/5/2001	2/28/2006	276
1/5/2001	10/31/2007	4
11/3/2000	3/31/2011	3,303
2/7/2001	4/30/2011	561
5/17/2002	4/30/2011	150
2/8/2001	6/30/2013	1,039

		$5,599

7. Common Stock

        In July 1998, Epiphany's former chief executive officer, Roger Siboni, purchased 2,400,000 shares of common stock under a restricted stock purchase agreement in exchange for a promissory note. Pursuant to the stock purchase agreement, Epiphany had a right to repurchase the common stock at the original purchase price upon the occurrence of certain events. The repurchase right expired during 2002.

        As of December 31, 2004, Epiphany had reserved the following shares of authorized but unissued common stock:

Stock options outstanding under the 1997 stock option plan	1,110,087
Stock options outstanding under the 1999 stock option plan	8,776,028
Stock options outstanding under the 2000 nonstatutory stock option plan	1,267,594
Stock options outstanding under plans assumed through acquisition	249,123
Stock options available for grant under the 1999 stock option plan	8,206,561
Stock options available for grant under the 2000 nonstatutory stock option plan	762,994
Stock reserved for issuance under the 1999 employee stock purchase plan	5,442,157
Warrants assumed through acquisition	5,366

Total shares reserved	25,819,910

Warrants

        As of December 31, 2004, the Company had warrants outstanding to purchase 5,366 shares of common stock. Of these, warrants to purchase 911 shares have an exercise price of $1.29 and expired on January 26, 2005, and warrants to purchase 4,455 shares have an exercise price of $15.71 and expire on July 25, 2005.

Stock-Based Compensation

        Stock-based compensation consists of amortization of deferred compensation in connection with stock option and restricted stock grants to employees as well as sales of stock to employees at exercise or sales prices below the deemed fair market value of our common stock. As of December 31, 2004, deferred compensation was $1.2 million.

1999 Employee Stock Purchase Plan

        On June 30, 1999, the Board of Directors approved the adoption of Epiphany's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 10,199,455 shares of common stock have been reserved for issuance under the Purchase Plan as of December 31, 2004. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the fair market value of the common stock, as defined in the Purchase Plan. As of December 31, 2004, 4,757,298 shares had been purchased and 5,442,157 shares were available for future issuance under the Purchase Plan.

Common Stock Repurchase Program

        In October 2004, the Company's Board of Directors authorized the repurchase of up to $30 million of its common stock. Stock repurchases under this program may be made in the open market and through privately negotiated transactions at such times and in such amounts as management deems appropriate and will be funded from available working capital. The number of shares to be purchased and the timing of the purchases will depend on several factors, including the price of Epiphany's stock, corporate and regulatory requirements and general business and market conditions. There have been no shares of common stock repurchased under this program as of December 31, 2004.

Stock Options and Restricted Stock

        In 1997, Epiphany adopted the 1997 Stock Plan (the "1997 Plan") under which incentive stock options and nonstatutory stock options were granted to employees and consultants of Epiphany. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are immediately exercisable, but shares so purchased vest over periods determined by the Board of Directors, generally four years. Upon termination of employment, unvested shares may be repurchased by Epiphany for the original purchase price. The Board of Directors determined that no further options would be granted under the 1997 Plan after the initial public offering. In addition to the shares authorized for the 1999 Plan (as described below), the 1997 Plan options authorized but not granted as of the IPO date were made available for grant under the 1999 Plan. Accordingly, no shares are available for grant under the 1997 Plan as of December 31, 2004.

        On June 30, 1999, the Board of Directors approved the adoption of Epiphany's 1999 Stock Plan (the "1999 Plan"). Under the 1999 Plan, incentive stock options, nonstatutory stock options and restricted stock may be granted to employees and consultants of Epiphany. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options and restricted stock vest pursuant to a vesting schedule determined by the Board of Directors, which is typically over a period of four years. A total of 18,523,049 shares of common stock have been reserved for issuance, 8,776,028 are outstanding, and 1,540,460 shares of restricted stock and options have been exercised and restricted stock granted under the 1999 Plan. As of December 31, 2004, 8,206,561 shares were available for grant.

        On October 18, 2000, the Board of Directors approved the adoption of Epiphany's 2000 Nonstatutory Stock Option Plan (the "Nonstatutory Plan"). Under the Nonstatutory Plan, nonstatutory stock options may be granted to employees and consultants of Epiphany, however, executive officers and directors may not receive stock options under the Nonstatutory Plan. The exercise price for nonstatutory stock options is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are exercisable pursuant to a vesting schedule determined by the Board of Directors. A total of 2,250,000 shares of common stock have been reserved for issuance, 1,267,594 options are outstanding and 219,412 options have been exercised under the Nonstatutory Plan. As of December 31, 2004, 762,994 shares were available for grant.

        The following table summarizes the stock option plan activity (in thousands, except per share amounts):

	Year Ended December 31, 2004		Year Ended December 31, 2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	11,363	$7.92	13,003	$8.75
Granted	3,553	$5.78	2,968	$4.73
Exercised	(1,143)	$3.74	(755)	$4.36
Canceled	(2,370)	$7.83	(3,854)	$8.95

Outstanding at end of period	11,403	$7.70	11,362	$7.92

Vested and exercisable at end of year	6,580	$9.71	6,739	$9.61

Weighted average grant date market value per share of options granted	$5.78		$4.73

        In the table above, the number of stock options granted and exercised during the year ended December 31, 2004 includes options to purchase 285,000 shares of restricted stock granted at par value with a weighted average grant date market value per share of $4.30.

	Options Outstanding			Options Vested and Exercisable
December 31, 2004 Range of Exercise Prices	Number	Weighted Average Remaining Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.20 - $3.85	1,356,914	6.7	$2.90	873,331	$2.52
$3.87 - $4.30	1,115,899	7.9	4.10	414,489	4.09
$4.31 - $4.44	1,855,900	8.6	4.44	648,658	4.44
$4.45 - $5.33	1,198,645	8.8	4.74	347,425	4.86
$5.51 - $6.44	1,797,568	7.0	6.39	1,669,984	6.43
$6.88 - $7.33	914,224	6.3	7.16	820,225	7.17
$7.45 - $8.04	1,151,325	9.0	8.02	8,416	7.66
$8.05 - $12.25	1,295,861	6.5	9.70	1,084,849	9.76
$12.55 - $121.29	715,746	5.5	35.45	712,326	35.55
$162.33 - $162.33	750	5.2	162.33	750	162.33
$0.20 - $162.33	11,402,832	7.5	$7.70	6,580,453	$9.71

8. Income Taxes

        Epiphany accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." The components of provision for taxes are as follows (in thousands):

	December 31,
	2004	2003
Federal:
Current	$—	$—
Deferred	—	—

	—	—

State:
Current	—	—
Deferred	—	—

	—	—

Foreign:
Current	168	526
Deferred	—	—

	168	526

Total	$168	$526

        Provision for taxes consists of withholding taxes due on payments from certain foreign customers.

        The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income rate of 34% to loss before taxes as follows:

	2004	2003
Federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.0)%	(6.0)%
Amortization of stock compensation	0.2%	0.1%
Foreign taxes	1.2%	2.2%
Amortization of goodwill, in-process R&D, and other intangibles	1.7%	7.3%
Imputed interest	1.7%	—
Net operating loss not benefited and other	34.4%	32.6%

	1.2%	2.2%

        The components of net deferred tax assets are as follows (in thousands):

	December 31,
	2004	2003
Net operating loss carryforwards	$122,444	$111,197
Restructuring charge	6,043	7,834
Accruals and reserves	1,069	2,135
Plant and equipment depreciation	1,714	761
Startup and organization costs	123	132
Research and development credits	13,982	7,371
Capitalized research and development costs	2,394	5,229

Total deferred tax assets	147,769	134,659
Valuation allowance	(147,769)	(134,659)

Net deferred tax assets	$—	$—

        The valuation allowance increased (decreased) by $13.1 million and $(0.4) million during 2004 and 2003, respectively.

        From inception through December 31, 2004, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. Due to uncertainties regarding realization of the assets based on the limited operating history of Epiphany, the lack of annual profitability to date, and the uncertainty of future profitability, Epiphany has recorded a valuation allowance equal to the total deferred tax assets of $147.8 million, and, therefore, has no net deferred tax assets.

        Included in the deferred tax assets of $147.8 million is $122.4 million, which is equal to the tax-effected amount of net operating loss carryforwards. As of December 31, 2004, Epiphany had net operating loss carryforwards of approximately $296.0 million and $98.0 million for federal and state tax purposes, respectively. The federal net operating loss and other credit carryforwards begin expiring, if not utilized, on various dates beginning in 2011 through 2025. The state net operating loss and other carryforwards will expire, if not utilized, on various dates beginning 2006 through 2015. In addition, Epiphany has net operating losses in certain foreign jurisdictions of approximately $51.0 million, which expire in various years. Approximately $15.0 million of the deferred tax asset relates to employee stock option deductions and, accordingly, will be credited directly to stockholders' equity when realized and will not be available to reduce the provision for income taxes in future years.

        At December 31, 2004, the Company had research and development tax credit carryforwards of approximately $8.0 million and $9.0 million for federal and state income tax purposes, respectively. If not utilized, the federal research and development carryforwards will expire beginning in 2013 through 2025. The state research and development tax credit can be carried forward indefinitely.

        The deferred tax assets of approximately $147.8 million at December 31, 2004 include approximately $26.4 million related to the acquisitions of RightPoint, Octane, eClass, iLeverage and Moss (including the tax effected amounts of net operating losses of $66.7 million and $38.8 million, federal and state, respectively) The reversal of the valuation allowance of approximately $26.4 recorded against these deferred assets will be used to reduce the amount of any remaining goodwill that was originally recorded at the date of the acquisitions and therefore, will not be available to reduce the provision for income taxes.

        Utilization of the net operating loss and tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization

        The Company's pretax loss from operations for the years ended December 31, 2004 and 2003 consisted of the following components (in thousands):

	Years Ended December 31,
	2004	2003
Domestic	$(14,899)	$(20,538)
Foreign	965	(3,180)

Total pretax loss	$(13,934)	$(23,718)

9. Related Party Transactions

        In connection with the employment of our former chief executive officer, Roger Siboni, in 1998, we agreed to extend to Mr. Siboni credit in the form of two personal loans, all of which were repaid in full as of September 30, 2003.

        First, in July 1998, the Company loaned $640,000 to Mr. Siboni, in order to purchase 2,400,000 shares of common stock at $0.26 2/3 per share. This loan was due on July 1, 2008 and accrued interest at 5.88% per annum. As of December 31, 2002, the outstanding principal balance of this loan was $377,000 and accrued interest was $6,000. This loan was secured by 1,245,661 shares of Epiphany common stock. As of September 30, 2003, this loan was repaid in full.

        Second, Mr. Siboni was offered a loan of $250,000 per year for a period beginning August 1, 1998 and ending July 31, 2000, drawable on a monthly basis. This loan accrued interest at 5.6% per annum. As of December 31, 2002, the loan had been repaid in full.

        Third, Mr. Siboni was extended a loan in the aggregate sum of $173,000 for the payment of taxes arising from bonus payments made to him during the years 1999 and 2000. This loan accrued interest at 5.6% per annum. As of December 31, 2002, the outstanding balance including accrued interest was $43,000. During the year ended December 31, 2003, this loan was repaid in full.

10. 401(k) Plan

        In January 1999, Epiphany adopted a 401(k) plan (the "401(k)"). Participation in the 401(k) is available to all employees. Employees are eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 50% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k). To date, no contributions have been made by the Company.

11. Valuation and Qualifying Accounts

        The following table presents annual information related to the allowance for doubtful accounts for the two years ended December 31, 2004 (in thousands):

Allowance for doubtful accounts	Balance at Beginning of Period	Charged to Expenses	Charged to Allowance for Doubtful Accounts	Balance at End of Period
Year ended December 31,
2004	$1,609	$—	$(501)	$1,108
2003	$2,508	$—	$(899)	$1,609

12. Selected Quarterly Financial Data (Unaudited)

        The following table presents selected quarterly information for 2004 and 2003 (in thousands, except share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Revenues	$20,229	$20,426	$17,938	$20,700
Gross profit	13,361	14,317	12,094	15,185
Net income (loss)	(4,202)	(3,647)	(4,298)	(2,009)
Basic and diluted net income (loss) per share	$(0.06)	$(0.05)	$(0.06)	$(0.03)

2003:
Revenues	$22,511	$22,158	$24,208	$27,255
Gross profit	12,871	12,822	16,041	19,208
Net income (loss)	(10,901)	(9,408)	(4,348)	413
Basic and diluted net income (loss) per share	$(0.15)	$(0.13)	$(0.06)	$0.01

13. Subsequent Event

        On February 15, 2005, the Company adopted a restructuring plan designed to reduce operating expenses and to further focus its resources on its core markets. The restructuring charge under this plan is estimated to be up to $4.5 million and is expected to be incurred principally in the first and second quarter of 2005. Of the $4.5 million, $3.5 million is expected to be attributable to lease termination costs and $1.0 million is attributable to one-time severance and related costs.

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  EXHIBIT 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EPIPHANY, INC. CONSOLIDATED BALANCE SHEETS
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
EPIPHANY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS